EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      NINE MONTHS ENDED
                                  July 31,  August 1, July 31,  August 1,
                                 1999      1998      1999      1998

NET EARNINGS
  Basic net earnings           $  11,415  $  9,020  $ 31,677  $ 24,904
  Add:  Distributions on
   Preferred Securities,
   net of tax                        488         -       793         -

  Diluted net earnings            11,903     9,020    32,470    24,904

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             27,084    27,102    26,958    26,775
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 1,637         -       887         -
  Add:  Shares issuable from
   assumed exercise of options     1,911     2,001     1,872     1,889

  Diluted weighted average        30,632    29,103    29,717    28,664
   shares outstanding


NET EARNINGS PER SHARE

  Basic                         $    .42  $    .33  $   1.17  $    .93
  Diluted                       $    .39  $    .31  $   1.09 $    .87